Exhibit 99.1

FOR IMMEDIATE RELEASE

RadNet Completes the Previously Announced Acquisition of Truxtun Medical Group

LOS ANGELES, Calif., April 16, 2010 – RadNet, Inc. (NASDAQ: RDNT), a national leader in providing high-quality, cost-effective, fixed-site outpatient diagnostic imaging services through a network of 185 fully-owned and operated outpatient imaging centers, today reported it has completed the previously announced acquisition of Truxtun Medical Group.

Subsequent to the end of the fourth quarter, the Company entered into a letter of intent to acquire the business of Truxtun Medical Group in Bakersfield, California.  Truxtun operates four multi-modality facilities in Bakersfield, a Metropolitan Statistical Area with a population exceeding 800,000 residents in Kern County, California.  Truxtun provides a broad range of services including MRI, CT, PET/CT, mammography, nuclear medicine, fluoroscopy, ultrasound, x-ray and related procedures.

 “We are very excited to welcome the many outstanding employees of Truxtun into the RadNet organization.  Through its four multi-modality facilities, Truxtun has an exemplary reputation for providing high-quality service to the patients and referring community of the greater Bakersfield area.  We believe that Truxtun will be a platform from which we can further grow in Bakersfield and surrounding areas in the Central Valley of California.,” said Dr. Howard Berger, President and Chief Executive Officer of RadNet.

Dr. Berger added, “Our recently completed financing transaction has positioned us with the financial flexibility and capability to capitalize on other similar opportunities in this and other markets.  While we continue to pursue multi-modality assets in the markets in which we currently operate, we remain disciplined with respect to paying purchase multiples that are at or below RadNet’s current leverage ratio.”

As previously announced in March 2010, the Company entered into a letter of intent to acquire the New Jersey operating subsidiary of Health Diagnostics.  The Company expects to complete this transaction within the next thirty days.

About RadNet, Inc.

RadNet, Inc. is a national market leader providing high-quality, cost-effective diagnostic imaging services through a network of 185 fully-owned and operated outpatient imaging centers.  RadNet’s core markets include California, Maryland, Delaware, New Jersey and New York.  Together with affiliated radiologists, and inclusive of full-time and per diem employees and technicians, RadNet has a total of approximately 4,000 employees.  For more information, visit http://www.radnet.com.

Forward Looking Statements
This press release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Specifically, statements concerning the Company’s ability to successfully integrate acquired operations, achieve cost savings, continue to grow its business by generating patient referrals and contracts with radiology practices, and receive third-party reimbursement for diagnostic imaging services, are forward-looking statements within the meaning of the Safe Harbor. Forward-looking statements are based on management's current, preliminary expectations and are subject to risks and uncertainties, which may cause the Company's actual results to differ materially from the statements contained herein. Further information on potential risk factors that could affect the Company's business and its financial results are detailed in its most recent Annual Report on Form 10-K, as filed with the Securities and Exchange Commission. Undue reliance should not be placed on forward-looking statements, especially guidance on future financial performance, which speaks only as of the date they are made. The Company undertakes no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date they were made, or to reflect the occurrence of unanticipated events.

CONTACTS:

RadNet, Inc.
Mark Stolper, 310-445-2800
Executive Vice President and Chief Financial Officer

Alliance Advisors, LLC
Alan Sheinwald, President
914-669-0222
asheinwald@allianceadvisors.net